CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 4, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of the Strong Advisor Focus Fund (a series of Strong Common Stock Fund, Inc.) and the Strong Advisor Select Fund (a series of Strong Opportunity Fund, Inc. and formerly known as Strong Advisor Endeavor 20
Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.




PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
May 21, 2002